Exhibit 8.2

Watson, Farley & Williams (New York) LLP
100 Park Avenue
New York, New York 10017
Tel (212) 922 2200
Fax (212) 922 1512
March 29, 2007

Capital Product Partners L.P.
c/o Capital Ship Management Corp.
3 Iassonos Street
Piraeus, 185 37
Greece

Capital Product Partners L.P. - Registration Statement on Form F-1

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Capital Product Partners L.P. (the “Partnership”) in connection with the preparation of a Registration Statement on Form F-1 (the “Registration Statement”) to be filed by the Partnership with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, pursuant to Section 462(b) under the Act with respect to the issuance and sale of up to 13,512,500 common units (the “Common Units”) of the Partnership.

In so acting, we have examined originals, or copies, certified to our satisfaction, of the Registration Statement and the prospectus (the “Prospectus”) included therein, and originals, or copies certified to our satisfaction, of all such records of the Partnership, agreements and other documents, certificates of public officials, officers and representatives of the Partnership, Capital GP L.L.C. (the “General Partner”), and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed without independent investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or facsimile copies, and the authenticity of the originals of such copies and (b) the accuracy of the factual representations made to us by officers and other representatives of the Partnership and the General Partner, whether evidenced by certificates or otherwise.

This opinion is limited to Marshall Islands Law and is as of the effective date of the Registration Statement.

Based on the facts as set forth in the Prospectus and having regard to legal considerations which we deem relevant, we hereby confirm that the opinions attributed to Watson, Farley & Williams (New

York) LLP set forth in the Prospectus under the captions “Business - Taxation of the Partnership - Marshall Islands Taxation” and “Non-United States Tax Considerations - Marshall Islands Tax Consequences” are the opinions of Watson, Farley & Williams (New York) LLP and accurately state our views as to the tax matters discussed therein.  In addition, such opinions fairly present the information expected to be relevant to holders of the Common Units offered pursuant to the Prospectus and fairly summarize the legal matters referred to therein.

Our opinions as set forth in the Prospectus are based on the current provisions of Marshall Islands law, which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus under the captions “Business - Taxation of the Partnership - Marshall Islands Taxation” and “Non-United States Tax Considerations - Marshall Islands Tax Consequences”.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/	Watson Farley & Williams (New York) LLP